EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”), is entered into as of March 16, 2011 (the “Effective Date”) by and between TapImmune, Inc., a company incorporated and existing under the laws of Nevada (the “Company”) and Glynn Wilson, an individual (the “Executive”).  Except with respect to the direct or indirect employment of the Executive by the Company, the term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of  its subsidiaries and affiliated entities  whether in existence at the time of this Agreement or formed subsequently (collectively, the “Group”).

RECITALS

A.           The Company desires to continue to employ the Executive as its Chief Executive Officer and Chairman of the Board of Directors, and to enter into an agreement embodying the terms of such arrangement and considers it essential to its best interests and the best interests of its shareholders to retain the Executive by the Company during the term of this Agreement (as defined below).

B.           The Executive desires to accept such continued employment by the Company as a Chief Executive Officer to the Company during the Term of and upon the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.	POSITION

The Executive hereby accepts a position as Chief Executive Officer and Chairman of the Board of Directors (the “Employment”) of the Company.

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be 2 years commencing on the Effective Date, unless terminated earlier pursuant to the terms of this Agreement (the “Term”).  Upon expiration of the initial two-year term, the Employment shall be automatically extended for successive one-year terms unless either party gives the other party hereto a one-month prior written notice to terminate the Employment prior to the expiration of such one-year term or unless terminated earlier pursuant to the terms of this Agreement.

3.	DUTIES AND RESPONSIBILITIES

The Executive shall serve as Chief Executive Officer of the Company and, subject to the general operating policies, as amended from time to time, of the Board of Directors (the “Board”) and the Company’s Certificate of Incorporation and By-Laws, Executive shall have supervision and control over, and executive responsibility for, the day to day business operations of the Company and the Group.  Executive shall have such other duties as customarily performed by the Chief Executive Officer and also have such other powers and duties as may be, from time to time, prescribed by the Board, provided that the nature of Executive’s powers and duties so prescribed shall not be inconsistent with Executive’s position and duties hereunder.  Executive shall report directly and exclusively to the Board and no other executive officer will be appointed with authority over the business operations of the Company and the Group.  During the Term, Executive shall also be nominated to serve as a member of the Board and as the Board’s Chairman.

The Executive shall devote his best efforts to the business and affairs of the Company and, during the Term, shall observe at all times the covenants regarding confidentiality and non-competition provided in Sections [8 & 10_] hereof.  The Company and Executive acknowledge and agree that, during the Term, Executive shall be permitted to (i) serve as an officer and member of the board of directors of Deodora Pharma, (ii) serve on corporate, civic or charitable boards or committees, and (iii) manage passive personal investments, so long as any such activities do not unduly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

The Executive shall not, without the prior written consent of the Board, become involved with, concerned or interested in any business or entity that competes with that carried on by the Company (any such business or entity, a “Competitor”).

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound except for agreements entered into by and between the Executive and any member of the Group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity that would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

5.	LOCATION

The Executive will be based in Seattle, WA.

6.	COMPENSATION AND BENEFITS

(a)
Cash Compensation.  The Executive’s starting base cash compensation shall be $180,000 per annum payable in monthly installments of $15,000.  The Executive shall be eligible for cost of living increases and salary increases as determined by the Board of Directors.

(b)
Benefits. The Executive is eligible for participating in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan.

(c)	Bonuses. The Executive is eligible for bonuses at the discretion of the Board of Directors of the Company.

(d)
Shares.  Effective upon the commencement of this Agreement, the Executive will be granted an option to acquire from treasury of the Company, at the discretion of the Board of Directors, 2,000,000 shares of the Company’s common stock, 50% of which  vest immediately, while the remainder vest monthly over a period of two years (41,667 per month). The options price shall be set at the market price on the date of execution of this Agreement and shall be exercisable for at least five years from the date of execution of this Agreement.

(e)
D&O Insurance.   The Company shall use its commercially reasonable efforts to purchase a Directors and Officers Insurance policy with no less than $2 million coverage within 3 months of the Effective Date of this Agreement.

7.	TERMINATION OF THE AGREEMENT

(a)
By the Company.  The Company may terminate the Employment for cause, at any time, without notice or remuneration, if (1) the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement, (2) the Executive is negligent or acts dishonestly to the detriment of the Company, or (3) the Executive  engages in actions amounting to misconduct or fails to perform his or her duties hereunder and such failure continues after the Executive is afforded a reasonable opportunity to cure such failure. If the Company terminates the Executive for cause, the Company may immediately, in writing, terminate this Agreement without further obligation hereunder, except that the Company shall, within 30 days of termination, pay all compensation accrued through the effective date of termination.  The Company may also terminate this Agreement without cause upon payment to the Executive of six months cash compensation payable at the time of notice of termination.  If the Executive is terminated without cause, all stock options granted to the Executive pursuant to Section 7(d) shall automatically vest.

(b)
Through a Change of Control. In the event that the Executive’s employment hereunder is terminated by Employer for any reason during the 90-day period subsequent to a Change in Control (as hereinafter defined), the Company shall (i) within 30 days of termination, pay Executive all compensation accrued through the effective date of termination and reimburse Executive for all expenses incurred before the termination of Executive’s employment, (ii) within 30 days of termination, pay Executive in a lump sum of (1) an amount equal to three (3) times Executive’s annual guaranteed salary in effect on the date of termination and (2) the prior year’s bonus as determined by the Board of Directors and (iii) provide to Executive, at the Company’s expense, for the first year after Executive’s termination, continued coverage under all benefit plans in which Executive participated immediately prior to Executive’s termination (or if the Company was paying Executive for obtaining such coverage on his own, the Company will pay Executive in a lump sum on termination, the amount required to continue such coverage for a period of one year), and Executive shall have no further right for any salary or other benefits except as otherwise required by law.  In addition, upon termination of Executive’s employment pursuant to this Section 7(b), all options granted to Executive shall immediately vest and become exercisable.  In the event any amounts or benefits paid or provided pursuant to this Agreement or any other agreement or arrangement with the Company would constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), then the payments provided pursuant to this Section 7(b) shall be reduced to maximum amount allowable without causing such payment or any other payments or benefits provided by the Company to constitute a “parachute payment”.  The Company shall, prior to engaging in a Change in Control, provide its stockholders the opportunity to approve all payments or benefits that could be “parachute payment” under the provisions of Section 280G(b)(5) and if at least 75% of the Company’s stockholders’ approve such payments or benefits in a manner satisfying Code Section 280G(b)(5)(B), then the payments and benefits provided pursuant to this Section 7(b) shall not be reduced.

For purposes of this Agreement, “Change in Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than the current principal stockholders of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding shares of the Company’s Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of members of the Board or board of any corporate successor to the business of the Company (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition by the Company, or (2) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) below; or (ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason within any period of 18 consecutive months to constitute at least a majority of such Incumbent Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders, was approved by a vote of at least a majority of the members then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or (iii)  Consummation after the Effective Date of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Securities and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then Outstanding Company Securities and the Outstanding Company Voting Securities, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Securities and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then Outstanding Company Securities and the Outstanding Company Voting Securities resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such Person had an ownership position in excess of such fifty percent (50%) of the Outstanding Company Voting Securities prior to the Business Combination or (C) at least a majority of the members of the board of the entity resulting from such Business Combination were members of the Incumbent Board or Persons who replaced such Incumbent Board without causing a Change in Control pursuant to Section (b) above at the time of the execution of the initial agreement, or of the action of the Incumbent Board, providing for such Business Combination; or (iv) Approval by the security holders of the Company of a complete liquidation or dissolution of the Company.

(c)
By the Executive.  The Executive may terminate the Employment at any time with a one-month prior written notice to the Company.  Upon the Executive’s resignation from employment with the Company, the Company shall, within 30 days of termination, pay all compensation accrued through the effective date of resignation and Executive shall have no further right for any salary or other benefits except as otherwise required by law.  If the death of the Executive occurs, this Agreement is thereby terminated and the Company shall, within 30 days of termination, pay to the Executive's estate or legal representative in complete settlement for relinquishment of his interest in this Agreement, compensation and benefits payable to him through the end of the calendar month in which his death and the Agreement's termination occur, and shall reimburse Executive’s estate or legal representative for all expenses incurred before the Executive’s death.

(d)
Disability. The Company may terminate this Agreement by written notice to the Executive in the event that during the term hereof the Executive shall become “permanently disabled” as the term “permanently disabled” is hereinafter fixed and defined. For purposes of this Agreement, “permanently disabled” shall mean (i) the Executive is unable, by reason of accident, physical or mental infirmity or other causes beyond his control, to satisfactorily perform duties then assigned to him or such reduced duties which the Company is willing to assign to him for a continuous period of one hundred eighty (180) days or for a total period of one hundred eighty (180) days, either consecutive or not, in any twelve month period, or (ii) the Executive is unwilling for whatever reason to perform on a full-time basis the duties then assigned to him for a continuous period of one hundred eighty (180) days or for a total period of one hundred eighty (180) days, either consecutive or not, in any twelve month period.  For purposes of this Agreement, the Company shall determine the existence of “permanent disability”; provided, however, a determination of “permanent disability” under subsection (i) above may be made only upon receipt of a certificate of disability from a qualified physician, selected by the Company, subject to the reasonable approval of Executive or his representative after examination by such physician of the disabled Executive; provided, further, that in the event the Executive has failed to substantially perform his duties for a period of 30 consecutive days as a result of accident or injury and thereafter refuses to submit to a medical examination at the request of the Company for a continuous period of one hundred eighty (180) days, the Executive shall be deemed to be “permanently disabled.”  Upon termination pursuant to this Section 7(d), the Company shall, within 30 days of termination, pay to the Executive in complete settlement for relinquishment of the Executive's interest in this Agreement, compensation and benefits payable to the Company through the end of the calendar month in which termination of this Agreement occurs.

(e)
Force Majeure. If either party is prevented or delayed or anticipates being prevented or delayed in the performance of any of its obligations under this Agreement as a result of a force majeure event, to include but not limited to strikes, lockouts, civil commotion, embargo, governmental legislation or regulation, riot, invasion, acts or threats of terrorism, war, threat of or preparation for war, fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster it shall immediately notify the other party, in writing, of the same, and, where reasonably possible, specifying the period for which such prevention or delay can reasonably be expected to continue.  If a party shall have fully complied with its obligations under this clause 7(d) it shall be excused from performance of its unfulfilled obligations under this Agreement from the date of such notice until such force majeure event no longer pertains, provided, however, if such obligations related to “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such obligation shall only be permitted to remain unfulfilled to the extent permitted by Section 409A of the Code.

(f)
Notice of Termination.  Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.  The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

8.	CONFIDENTIAL INFORMATION.

(a)
The Executive recognizes and acknowledges that he will have access to certain information of the Company or the Group and that such information is confidential and constitutes valuable, special and unique property of the Company or the Group. The parties agree that the Company and the Group have a legitimate interest in protecting the Confidential Information (as defined herein), which includes all the commercial and technological secrets and know-how and other confidential information of the Company or the Group. The parties agree that each of the Company and other members of the Group is entitled to protection of its interests in the Confidential Information. The Executive shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for an on behalf of the Company, it successors, assigns or nominees, any Confidential Information (regardless of whether developed by the Executive) without the prior written consent of the Company.  However, The Executive shall not be obligated under this paragraph with respect to information if such information is or becomes readily publicly available without restriction through no fault of his.  “Confidential Information” shall mean all information related to any aspect of the business of Company or the Group that is either information not known by actual or potential competitors of Company or any other member of the Group or is proprietary information of Company or any other member of the Group, whether of a technical nature or otherwise. Confidential Information includes inventions, disclosures, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans, specifications, computer programs, source codes, costs of production, prices or other financial data, volume of sales, promotional methods, marketing plans, lists of names or classes of customers or personnel, lists of suppliers, business plans, business opportunities or financial statements.

(b)
The Executive will safeguard and keep confidential the proprietary information of customers, vendors, consultants and other parties with which Company or any other member of the Group does business to the same extent as if it were Confidential Information. The Executive will not, during his employment with Company or otherwise, use or disclose to the Company any confidential, trade secret or other proprietary information or material of any previous employer or other person, and the Executive will not bring onto the Company’s premises any unpublished document or any other properly belonging to any former employer without the written consent of that former employer.

(c)
The parties agrees that in the event of a violation of this covenant against non-use and non-disclosure of Confidential Information, that the Company or the relevant member of the Group shall be entitled to a recovery of damages from Executive and/or an injunction against the Executive for the breach or violation or continued breach or violation of this covenant or the confidential agreement mentioned above.

(d)	The Executive shall not issue any publications and papers containing any Confidential Information without the Company’s prior written consent.

9.	INTELLECTUAL PROPERTY

(a)
Any inventions, patents, trade-marks, or product improvements made by the Executive, either individually or in collaboration with others, during the Term of this Agreement, shall be assigned to and owned by the Company.

(b)
Upon termination of his employment, the Executive will promptly return to the Company all items containing or embodying Confidential Information (including all copies), except that he may keep his personal copies of (i) his compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment and other materials, including copies and in whatever form relating to the business of Company that the Executive possesses or creates as a result of his employment, whether or not confidential, are the sole and exclusive property of the Company. In the event of the termination or expiration of his employment, the Executive will promptly deliver all such materials to the Company.

(c)
The Executive has not entered into, and he agrees he will not enter into, any agreement either written or oral in conflict with this Agreement or his employment with the Company. The Executive will not violate any agreement with or rights of any third party or, except as expressly authorized by the Company in writing hereafter, use or disclose his own or any third party’s confidential information or intellectual property when acting within the scope of his employment or otherwise on behalf of the Company. Further, the Executive has not retained anything containing any confidential information of a prior employer or other third party, whether or not created by him.

10.	NON-COMPETITION

(a)
The Executive agrees, during the Employment Term and for a period of 6 months thereafter, not to actively engage in any other employment, occupation, consulting activity or business referral for any direct or indirect remuneration for any direct Competitor of the Company without the prior approval of the Company.

(b)	During the Employment Term, the Executive shall declare any shareholdings and interest in other companies in which there is a conflict interest with the Company.

11.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

12.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

13.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity of that certain provision shall not affect the validity of other provisions or applications of this Agreement, which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

14.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.  The Executive acknowledges that he or she has not entered into this Agreement in reliance upon any representation, warranty or undertaking that is not set forth in this Agreement.  Any amendment to this Agreement must be in writing and signed by the Executive and the Company.

15.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of New York.

16.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

17.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, he or she has had the opportunity to consult with legal counsel of choice.  In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

   THE COMPANY

    TapImmune, Inc.

    By:____________________________
Name:
Title:

    THE EXECUTIVE

_______________________________
     Glynn Wilson